Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com Emily Duncan Investor Relations 312-394-2345	FOR IMMEDIATE RELEASE

EXELON SWITCHES TO NASDAQ; JOINS LEADING CLIMATE FOCUSED INNOVATORS
CHICAGO (Sept. 13, 2019) — Exelon Corp. (NYSE:EXC) today announced that it is transferring the listing of its shares from the New York Stock Exchange to The Nasdaq Global Select Market (“Nasdaq”). Exelon expects its common stock to begin trading on Nasdaq at market open on September 25, 2019. The stock will continue to be listed under the ticker symbol “EXC.”
“Nasdaq is the platform that many of the world’s leading innovators call home, and – importantly – shares our commitment to a low-carbon economy and reducing greenhouse gas emissions,” said Exelon CFO Joseph Nigro. “We believe that moving to Nasdaq provides us the most cost-effective channel to connect with investors efficiently through technology. We would also like to thank the NYSE for being our listing partner for the past 18 years.”
“Exelon is a forward-thinking energy company that sets a precedent for the evolving sector. They share our values that ESG and sustainability are imperative to the long-term growth of companies,” said Nelson Griggs, President of the Nasdaq Stock Exchange. “We are thrilled to welcome them to the Nasdaq family of the world’s most innovative companies.”

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Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2018 revenue of $36 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

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